Exhibit 99.1

CERo Therapeutics Receives FDA Fast Track Designation for CER-1236 in Acute Myeloid Leukemia (AML)

Regulatory milestone adds to its existing Orphan Drug Designation, creating additional regulatory and financial advantages for the Company’s lead cancer immunotherapy program

SOUTH SAN FRANSCISCO, Calif., Sept. 05, 2025 (GLOBE NEWSWIRE) -- CERo Therapeutics Holdings, Inc., (Nasdaq: CERO) (“CERo” or the “Company”) an innovative cellular immunotherapy company seeking to advance the next generation of engineered T cell therapeutics that employ phagocytic mechanisms, announces that the U.S. Food and Drug Administration (FDA) has granted Fast Track Designation to the Company’s lead investigational compound, CER-1236 for Acute Myeloid Leukemia (AML). This designation is in addition to the existing Orphan Drug Designation for the compound.

“These FDA designations are important additional validation with regard to the urgency of the condition as well as the potential that the agency sees in the existing data as submitted. Further, these designations help to decrease the potential time to market and provide additional benefits across the FDA process that are expected to prove both medically and financially valuable. We continue to believe that CER-1236 represents a truly novel approach to cancer immunotherapy and are gratified by this regulatory milestone,” said CERo Therapeutics CEO Chris Ehrlich.

FDA’s Fast Track Designation is designed to accelerate the development and review of therapies for serious or life-threatening conditions with unmet medical need. The designation provides CERo with the opportunity for increased FDA interactions, potential eligibility for priority review, and the ability to submit data on a rolling basis. Further, it also requires the Company to potentially provide expanded access to the investigational drug on an as-approved basis under pre-specified conditions.

The first-in-human, multi-center, open label, Phase 1/1b study, currently underway, is designed to evaluate the safety and preliminary efficacy of CER-1236 in patients with acute myeloid leukemia that is either relapsed/refractory, or in remission with measurable residual disease, or newly diagnosed patients with TP53 mutated MDS/AML or AML. The two-part study has begun with dose escalation to determine the highest tolerated dose and recommended dose for Phase 2, followed by an expansion phase to evaluate safety and efficacy.  Primary outcome measures include incidence of adverse events (AEs) and serious adverse events (SAEs), incidence of dose limited toxicities and estimation of overall response rate (ORR), complete response (CR), composite complete response (cCR), and measurable residual disease (MRD).  Secondary outcome measures include pharmacokinetics (PK).

About CERo Therapeutics Holdings, Inc.

CERo is an innovative immunotherapy company advancing the development of next generation engineered T cell therapeutics for the treatment of cancer. Its proprietary approach to T cell engineering, which enables it to integrate certain desirable characteristics of both innate and adaptive immunity into a single therapeutic construct, is designed to engage the body’s full immune repertoire to achieve optimized cancer therapy. This novel cellular immunotherapy platform is expected to redirect patient-derived T cells to eliminate tumors by building in engulfment pathways that employ phagocytic mechanisms to destroy cancer cells, creating what CERo refers to as Chimeric Engulfment Receptor T cells (“CER-T”). CERo believes the differentiated activity of CER-T cells may offer advantages compared with currently approved CAR-T therapies and could potentially extend the reach of cellular immunotherapy to both hematologic malignancies and solid tumors. CERo has commenced clinical trials for its lead product candidate CER-1236 for hematological malignancies.

Forward-Looking Statements

This communication contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations of CERo. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this communication, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When CERo discusses its strategies or plans, it is making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, CERo’s management.

Actual results could differ from those implied by the forward-looking statements in this communication. Certain risks that could cause actual results to differ are set forth in CERo’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, and the documents incorporated by reference therein. The risks described in CERo’s filings with the Securities and Exchange Commission are not exhaustive. New risk factors emerge from time to time, and it is not possible to predict all such risk factors, nor can CERo assess the impact of all such risk factors on its business, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements made by CERo or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. CERo undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Chris Ehrlich
Chief Executive Officer
chris@cero.bio

Investors:

CORE IR
investors@cero.bio